Exhibit 4.2

THIRD AMENDED AND RESTATED

SHAREHOLDERS’ AGREEMENT

OF

APPLIED OPTOELECTRONICS, INC.

This Third Amended and Restated Shareholders’ Agreement, dated effective as of September 15, 2006 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is by and among Applied Optoelectronics, Inc., a Texas corporation (the “Company”), the holders of the Company’s Common Stock (defined below) (the “Common Shareholders”), the holders of the Company’s Preferred Stock (defined below) (the “Preferred Shareholders”), and such other persons or entities who execute this Agreement from time to time (collectively, the “Shareholders”).

RECITALS:

A.                                    The Common Shareholders own shares of common stock, no par value (“Common Stock”), of the Company, and the Preferred Shareholders own Preferred Stock, no par value (“Preferred Stock”), as designated pursuant to the Company’s Articles of Incorporation (as amended, restated, supplemented or otherwise modified from time to time).

B.                                    Certain of the Shareholders entered into the First Amended and Restated Shareholders’ Agreement dated as of May 4, 2001 and the Second Amended and Restated Shareholders’ Agreement dated as of December 9, 2004 (collectively, the “Previous Agreements”) with the Company, which agreements provided that they could be amended, modified or replaced by a writing signed by the Company and Shareholders holding Shares equal or greater than 2/3 of the outstanding Common Stock (on an as-converted basis), and this Agreement has been signed by the Company and Shareholders holding at least the requisite amount of Common Stock, all of whom desire to amend, restate, and replace the Previous Agreements with this Agreement.

C.                                    From time to time after the date of this Agreement, at the Company’s option, Persons (herein defined) who acquire Shares (herein defined) may execute this Agreement and become party hereto.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby stipulated and acknowledged), the parties hereto agree as follows:

ARTICLE 1
AMENDMENT AND RESTATEMENT OF PREVIOUS AGREEMENTS

The parties hereto hereby amend and restate, and replace in their entirety, the Previous Agreements with this Agreement.

ARTICLE 2
DEFINITIONS

2.1       Specific Definitions.  The following capitalized terms have the following definitions:

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

“Agreement” is defined in the Preamble.

“Board” means the Company’s Board of Directors.

“Breach” means any breach, inaccuracy, failure to perform, failure to comply, conflict with, default, violation, acceleration, termination, cancellation, modification, or required notification.

“Common Shareholders” is defined in the Preamble.

“Common Stock” is defined in the Recitals.

“Company” is defined in the Preamble.

“Company Equity” means the Company’s Common Stock and the Company’s Preferred Stock.

“Consent” means any consent, approval, notification, waiver, or other similar action that is necessary or convenient.

“Contract” means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the fair market value of the applicable Shares on the date of the applicable purchase as determined by an independent appraiser, which independent appraiser shall be an investment banking firm, an accounting firm or a similar firm with expertise valuing businesses similar to the Company.

“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“IPO” means an underwritten public offering under an effective registration statement under the Securities Act, covering the offering and sale of Common Stock for the account of the Company.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority and any rule or regulation of any stock exchange upon which any Common Stock is listed, each as amended and now in effect.

“Major Investor” means any Person who owns of record a number of shares of Company Equity equal to, on an as-converted basis, 2,000,000 shares of Common Stock (as adjusted for stock splits, reverse stock splits, stock dividends and similar transactions).

“Offer Exercise Period” is defined in Section 5.3(b).

“Offer Notice” is defined in Section 5.3(a).

“Offered Shares” is defined in Section 5.3(a).

“Offering Holder” is defined in Section 5.3(a).

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator, or mediator.

“Parties” means the Company and the Shareholders.

“Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law, Governmental Authority, or Contract.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization, or governmental authority (including any administrative, legislative or judicial department thereof).

“Preferred Shareholders” is defined in the Preamble.

“Preferred Stock” is defined in the Recitals.

“Previous Agreements” is defined in the Recitals.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders” is defined in the Preamble.

“Series D Lead VC” means CTB Financial Management & Consulting Co., so long as it and its affiliates own at least 1,000,000 shares of the Company’s Series D Preferred Stock.

“Shares” means, at any time, all shares of capital stock of the Company owned by the applicable Shareholder.

“Significant Investor” means any Person that owns of record a number of shares of Company equal to, on an as-converted basis, 1,000,000 shares of Common Stock (as adjusted for stock splits, reverse stock splits, stock dividends and similar transactions).

“Spouse’s Interest” means that portion of a Shareholder’s Shares that such Shareholder’s spouse or the spouse’s estate owns by virtue of the spouse’s community interest in the Shares or otherwise.

“Transfer” means any sale, assignment, transfer, pledge, encumbrance or other disposal or alienation , whether directly or indirectly, voluntarily or involuntarily, with or without consideration, by gift, operation of law or otherwise (including by merger, consolidation, share exchange, sale of all or substantially all of a Person’s assets, or by change of control of a Person).

ARTICLE 3
OWNERSHIP OF EQUITY INTERESTS

3.1                               Ownership; Applicability of this Agreement.  Each Shareholder represents and warrants that it owns (beneficially and of record) the Shares set forth next to such Shareholder’s name on such Shareholder’s signature page hereto. All Shares owned (now or hereafter) by each Shareholder will be subject to all of the terms and provisions of this Agreement, and each certificate representing Shares shall contain the legends set forth in Section 11.5.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1                               Representations and Warranties. Each Shareholder represents and warrants to the other Parties that the statements contained in this Section 4.1 are true and correct as of the date of this Agreement.

(a)         If such Shareholder is an entity:

(i)                                     such Shareholder is (A) an entity duly created, formed or organized, validly existing, (B) in good standing under the Laws of the jurisdiction of its creation, formation, or organization, (C) duly authorized to conduct its business and (D) in good standing under the Laws of each jurisdiction where such qualification is required;

(ii)                                  such Shareholder (A) has the corporate power and authority to execute and deliver this Agreement, and to perform and consummate all transactions contemplated hereby, (B) has taken all actions necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of all transactions contemplated hereby; and

(iii)                               the execution and the delivery of this Agreement by such Shareholder do not, and the performance and consummation of the transactions contemplated hereby by such Shareholder will not, (A) Breach any Law or Order to which such Shareholder is subject or any provision of its articles of incorporation or bylaws, (B) Breach any Contract, Order, or Permit to which such Shareholder is a party or by which such Shareholder is bound or to which any of such Shareholder’s assets is subject, or (C) require any Consent.

(b)                                 If such Shareholder is a natural person, such Shareholder is an adult, with the legal capacity to enter into this Agreement and perform his or her obligations hereunder.

(c)                                  This Agreement has been duly authorized, executed, and delivered by, and is enforceable against, such Shareholder (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity).

(d)                                 Other than this Agreement, such Shareholder’s Shares are not subject to any voting agreement, shareholder agreement, proxy or other similar Contract.

ARTICLE 5
TRANSFER RESTRICTIONS

5.1                               Transfer Restrictions. No Shareholder shall Transfer, or permit to be Transferred, any Shares except in accordance with this ARTICLE 5.

5.2                               Permitted Transfers.  Subject to Section 5.6, the following Transfers may be effected without being subject to the provisions of Section 5.3.

(a)                                 Any Shareholder that is a natural person may Transfer any of his or her Shares to one of the following: (a) a member of such Shareholder’s immediate family or (b) a trust for any natural person’s benefit, the beneficial interests in which are not readily transferable, owned by such person; provided that, in each case, such transferee agrees in writing (satisfactory to the Company in its sole discretion) to take such Shares subject to this Agreement.  Any such Transfer to a child who is then under 21 years old must be conditioned upon the transferor retaining and reserving for itself the right to do any act with respect to the transferred Shares on behalf of such transferee that is permitted, authorized or required hereby.

(b)                                 Notwithstanding anything to the contrary herein, any Shareholder that is not a natural person may Transfer any of its Shares to an Affiliate of such Shareholder that remains an Affiliate of such Shareholder or pledge any of its Shares as part of a bona fide financing transaction.  Notwithstanding the foregoing, any

Shareholder that is a limited partnership and has ever owned of record at least 200,000 shares of Common Stock (on an as-converted basis) may Transfer any of its Shares to its limited and general partners, but only to the extent that (1) such Persons are “accredited investors” (as defined in the Securities Act and (2) such Transfers do not subject the Company to the registration requirements of Section 12(g) of the Exchange Act; provided that, in each case, such transferee executes (and delivers to the Company) a signature page to this Agreement.”

(c)                                  Notwithstanding anything to the contrary herein, any Shareholder may Transfer any of its Shares to any transferee if the Company consents to said Transfer; provided that such transferee executes (and delivers to the Company) a signature page to this Agreement.

5.3                               Right of First Refusal.  Subject to Sections 5.3(d) and 5.6, no Shareholder shall Transfer any shares of Company Equity except in accordance with the following:

(a)                                 If a holder of shares of Company Equity receives a bona fide offer from any unaffiliated third party that such holder desires to accept for the Transfer of all or a portion of his shares of Company Equity (or any rights or interest therein), such holder (the “Offering Holder”), shall give written notice (the “Offer Notice”) of such offer to the Company.  The Offer Notice must set forth the name of the proposed transferee, the number of shares of Company Equity to be Transferred, the price per share, and a summary of the material terms and conditions of the proposed Transfer.  The shares to be Transferred are hereinafter referred to as the “Offered Shares.”

(b)                                 The Company shall have the exclusive and irrevocable right and option, exercisable at any time for 30 days (the “Offer Exercise Period”) from the date of its receipt of the Offer Notice, to purchase the Offered Shares at the same price (or equivalent cash value) and on the same terms and conditions as set out in such notice.  If the Company elects to exercise the option, it shall give written notification thereof to the Offering Holder, and said sale and purchase shall be closed within 30 days thereafter.

(c)                                  If the Company does not provide the Offering Holder with notice of its election to purchase the Offered Shares within the Offer Exercise Period, the Company shall be deemed to have elected not to exercise its option to purchase the Offered Shares, and the Offering Holder shall have the right to Transfer the Offered Shares to the prospective third party purchaser, provided, however, that, (i) such Transfer must be on terms and conditions at least as favorable in all respects to the Offering Holder as the terms and conditions described in the Offer Notice, (ii) such Transfer must be consummated within 60 days after the end of the Offer Exercise Period, and (iii) as a condition precedent to such Transfer, such prospective purchaser must become a party to, and agree in writing to be bound by, all terms and conditions of this Agreement.

(d)                                 This Section 5.3 shall terminate upon the completion of an IPO.

5.4                               Significant Investor Preemptive Right. [Canceled.]

5.5                               Limitations on Preemptive Right.  [Canceled.]

5.6                               Compliance with Securities Laws.  In addition to the restrictions on Transfer of the Shares contained in this Agreement, no Transfer of any Shares shall be made by or on behalf of Shareholder unless the Shares are registered under the Securities Act, pursuant to an effective registration statement which contemplates the proposed Transfers and complies with the then-applicable regulations, rules and administrative procedures and practices of the SEC, and are registered or qualified in accordance with any applicable state securities laws, regulations, rules and administrative procedures and practices, or unless the Company has received the written opinion of or satisfactory to its legal counsel that the proposed transfer is exempt from registration under applicable securities laws.

ARTICLE 6
INFORMATION RIGHTS

6.1                               General.  Until the Company is required to file periodic reports with the SEC under the Exchange Act:

(a)                                 The Company shall deliver to each Significant Investor: (i) within 60 days following the end of each of the first, second and third quarterly accounting periods in each fiscal year of the Company, an unaudited consolidated balance sheet as at the end of such quarterly period, an unaudited consolidated statement of income and an unaudited statement of cash flows of the Company for such period and for the current fiscal year then to date, all prepared in accordance with generally accepted accounting principles (except that no notes need be attached to such statements and year-end audit adjustments may not have been made); and (ii) within 120 days following the end of any fiscal year of the Company, an audited consolidated balance sheet of the Company as at the end of such fiscal year, an audited consolidated statement of income and an audited consolidated statement of cash flows of the Company for such fiscal year, all prepared in accordance with generally accepted accounting principles; provided, however, that the Company shall not be obligated under this Section 6.1(a) with respect to a competitor of the Company or with respect to information which the Board determines is confidential and should not, therefore, be disclosed; and

(b)                                 Each Major Investor shall have the right to visit and inspect any of the properties of the Company, and to discuss the affairs, finances and accounts of the Company with its officers, and to review such information as is reasonably requested at all such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 6.1(b) with respect to a competitor of the Company or with respect to information which the Board determines is confidential and should not, therefore, be disclosed; and

(c)                                  The Company shall deliver to the Series D Lead VC: (i) a copy of each annual budget at least 30 days before the beginning of the year to which such budget relates; and (ii) within 30 days following the end of any month, a copy of the unaudited monthly financial report for such month as generated in the ordinary course of business by the Company for such month.

ARTICLE 7
INTENTIONALLY OMITTED

ARTICLE 8
INTENTIONALLY OMITTED

ARTICLE 9
LOCKUP

9.1                               Lockup. Each Shareholder hereby agrees that during the 180-day period following the closing of an IPO, it shall not, to the extent requested by the Company and the managing underwriter, sell or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Common Stock held by it at any time during such period except Common Stock included in such registration. To enforce the foregoing, the Company may impose stop-transfer instructions with respect to the Shares of each Shareholder (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such 180-day period.

ARTICLE 10
COMMUNITY INTEREST IN SHARES

10.1                        Community Interest. Any right or interest of a spouse of a Shareholder in Shares, whether such right or interest is created by law (including community property laws) or otherwise, shall for all purposes hereof be included in, deemed a part of and bound by the same terms hereof as the Shares to which such right or interest relates or appertains, and any action taken, offer made or option exercisable hereunder with reference to Shares owned by a Shareholder shall be applicable to any right or interest which the spouse of such Shareholder may have or be entitled to have therein.  In the event of a termination of the marital relationship, the Shareholder shall have the right to buy the Spouse’s Interest (herein defined) at a price equal to its Fair Market Value.

10.2                        Joinder of Spouses. If any Shareholder marries, such Shareholder agrees to cause its spouse to execute the release and consent set forth at the signature page to this Agreement and to release and waive any community property or other interest such spouse may have in such Shareholder’s Shares.

10.3                        Transfers by Operation of Law.

(a)                                 The Transfer by operation of law of any Shares (with or without consideration), or of any right or interest therein (other than a transfer governed by Section 10.4),

shall give the Company the option to purchase such Transferred Shares in the manner and on the terms and conditions provided herein.  In the event of a Transfer of Shares by operation of law, the Shareholder Transferring such Shares shall promptly give written notice of such Transfer to the Company.  The Company shall be entitled to exercise its option to purchase such Shares (the “Offered Shares”) in the following manner: The Company shall have the exclusive and irrevocable right and option, exercisable at any time during a period of 30 days from the date of its receipt of such notice, to purchase the Offered Shares at a price determined in accordance with Section 10.5.  If the Company elects to exercise the option, it shall give written notification thereof to the applicable Shareholder. If the Company does not provide the applicable Shareholder with affirmative written notice of its election to purchase the Offered Shares within the applicable 30-day period, the Company shall be deemed to have not elected to exercise its option to purchase the Offered Shares.

(b)                                 If the Company elects to purchase all of the Offered Shares, the person(s) holding legal and beneficial title to such Shares shall sell all of such Shares, and shall execute and deliver the certificates evidencing such Shares to the Company, for the purchase price and on the terms and conditions set forth in Sections 10.5 and 10.6.  If the Company does not elect to purchase all of such Shares within the time period set forth herein for the exercise of such option, the person(s) acquiring such Shares shall execute and become a party to this Agreement and shall hold such Shares subject to all of the terms and conditions provided herein, and no further Transfer of such Shares can be made except in accordance with the terms and conditions of this Agreement.

10.4                        Death of Shareholder’s Spouse; Termination of Marital Relationship; Partition of Community Property.

(a)                                 If the spouse of a Shareholder predeceases the Shareholder and such Shareholder does not succeed by the spouse’s last will and testament or by operation of law to the Spouse’s Interest in the Shares, the Shareholder shall have the option for 90 days after the death of the spouse to buy, and upon the exercise of such option, the spouse’s estate shall sell the Spouse’s Interest at the price and on the terms set forth in Sections 10.5 and 10.6.  If the option is not exercised by the Shareholder, such Shareholder shall notify the Company, and the Company shall be entitled to exercise their options to purchase the Spouse’s Interest in the manner provided for the purchase of Offered Shares pursuant to Section 10.3(a); provided, that the purchase price and the manner of payment shall be determined in accordance with Sections 10.5 and 10.6.

(b)                                 Upon the termination of the marital relationship of any Shareholder other than by death, or upon the partition of the community property that includes Shares between the Shareholder and such Shareholder’s spouse for any reason, such Shareholder shall have the option for 30 days after such termination or partition to buy, and upon the exercise of such option, such Shareholder’s spouse or former spouse shall sell its Spouse’s Interest in the Shares of the Shareholder for a price and on the terms set forth in Sections 10.5 and 10.6.  If such option is not exercised by such Shareholder, such Shareholder shall notify the Company, and the Company shall be entitled to exercise its option to purchase such Spouse’s Interest in the manner provided for the purchase of Offered Shares pursuant to Section 10.3(a), provided that the purchase price and the manner of payment shall be determined in accordance with Sections 10.5 and 10.6.

10.5                        Determination of Purchase Price.

(a)                                 Should an option described in Section 10.3 be exercised or otherwise become operative, the purchase price for such Shares, or portion thereof, or the Spouse’s Interest therein, shall be determined as follows:  (i) within 30 days of the determination of the occurrence of the events described in Section 10.3, the current fair market value of the Shares shall be determined and agreed upon in writing by the Company, the Shareholder whose Shares are subject to the option (or such Shareholder’s personal representatives, or the executor or administrator of the estate of such deceased Shareholder), and the spouse of the Shareholder whose Shares are subject to the option as to the Spouse’s Interest; and (ii) if the current fair market value of the Shares is not determined and agreed upon pursuant to clause (i) above, the purchase price shall be the Fair Market Value.

(b)                                 Should an option referred to in Section 10.4 be exercised or otherwise become operative, the purchase price for the Spouse’s Interest in such Shares therein shall be equal to the Fair Market Value of the Shares as of the last day of the month in which the event creating such option occurred.

10.6                        Payment of Purchase Price.

(a)                                 In the event of the exercise of any option contained in Sections 10.3 or 10.4, the Company may elect to pay the purchase price in cash or in installments.  If the Company elects to pay in cash, the full amount of the purchase price must be paid in full at the closing of such transaction, at which time the Offering Shareholder or other person or persons holding beneficial and legal title to such Shares shall execute and deliver the certificates evidencing such Shares to the Company.  If the Company elects to pay the purchase price in installments, 20% of the total purchase price shall be paid in cash at the closing, and the balance of the purchase price shall be paid in 60 equal monthly installments with interest on the unpaid principal balance at the lesser of (i) the maximum per annum rate of interest allowed by the laws of the State of Texas, or (ii) a variable interest rate equal to the prime interest rate quoted by Citibank, New York, New York, plus one-half percent per annum. The transferring Shareholder or other person(s) holding beneficial and legal title to such Offered Shares shall execute such documents as may be reasonably required by the Company to transfer title to such Offered Shares.

(b)                                 The closing of a transfer of Shares pursuant to the exercise of an option arising under Section 10.3 or 10.4 shall be held within 60 days from the notification of an election to exercise the option to purchase the Shares arising pursuant to this Agreement.

ARTICLE 11
MISCELLANEOUS

11.1                        Entire Agreement.  This Agreement, together with the Exhibits and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. There are no third party beneficiaries having rights under or with respect to this Agreement.

11.2                        Termination. This Agreement shall continue until, and shall terminate immediately upon:  (i) execution of a written agreement of termination by the holders of 2/3 of the Common Stock (on an as-converted basis); (ii) the closing by the Company, or the registering Shareholders in the event of a secondary offering, of a firmly underwritten offering of shares of the Company’s capital stock to the public; (iii) the adjudication of the Company as bankrupt or insolvent by a court of competent jurisdiction; (iv) a Change of Control of the Company (as defined in the Company’s 1998 Incentive Share Plan); or (v) any time that only one Shareholder continues to own any Shares.

11.3                        Confidentiality. Each Shareholder agrees to use, and to use its best efforts to insure that its authorized representatives use, the same degree of care as such Shareholder uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain).

11.4                        Successors.  All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and assigns, including upon any Person acquiring shares of Common Stock from any Party regardless of the method of acquisition.

11.5                        Legends on Certificates. The face of each certificate representing capital stock of the Company shall bear the following legend (which shall be made conspicuous by using capital letters, boldface or contrasting type, underlining or similar means):

SEE THE REVERSE FOR TRANSFER RESTRICTIONS.

The reverse side of each certificate representing capital stock of the Company shall bear a legend substantially as follows:

This Certificate and the shares represented hereby are issued and shall have the rights specified in and be held subject to all of the provisions of the Articles of Incorporation and the Bylaws of said Corporation and any amendments and restatements thereof, to all of which the holder of this Certificate, by acceptance hereof, assents and agrees to be bound.

A statement of the rights, preferences, privileges and restrictions granted to or imposed upon the respective classes or series of the Corporation’s capital stock and upon the holders thereof as established by said Articles of Incorporation and Bylaws and a statement of the number of shares constituting each class or series of stock and the designation thereof, may be obtained by any shareholder, upon request and without charge, at the principal office of the  Corporation.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY APPLICABLE STATE LAW.  THEY MAY NOT BE OFFERED FOR SALE OR SOLD WITHOUT: (1) REGISTRATION UNDER THE SECURITIES ACT OF 1933, OR (2) AN OPINION OF COUNSEL (SATISFACTORY TO THE CORPORATION) THAT SUCH REGISTRATION IS NOT REQUIRED. THIS LEGEND OF THIS PARAGRAPH ONLY SHALL AUTOMATICALLY EXPIRE ON THE DATE WHICH IS TWO YEARS FROM THE DATE OF ISSUANCE SHOWN ON THE FACE OF THIS CERTIFICATE.

IN ADDITION, THE SECURITIES MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE THIRD AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT DATED DECEMBER 9, 2004, AS AMENDED OR MODIFIED FROM TIME TO TIME, A COPY OF WHICH THE SAID CORPORATION WILL FURNISH TO THE RECORD HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST. THIS PROVISION SHALL NOT AUTOMATICALLY EXPIRE.

In addition to the foregoing legends, a copy of this Agreement shall be placed on file at the principal place of business (and at the registered office) of the Company.  Each Shareholder agrees from time to time to submit to the Secretary of the Company all certificates representing Shares owned by such Shareholder of record for the purpose of having the foregoing legends stamped thereon.

11.6                        Assignments.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. As a condition precedent to the assignment, transfer or other alienation of a Party’s right, title or interest in any of such Party’s Shares, the purchaser of such shares must become a party to, and agree in writing to be bound by all terms and conditions of, this Agreement.

11.7                        Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, to the address set forth next to the applicable Party’s name on such Party’s signature page hereto. Written notice given in any other manner shall be effective when received.

11.8                        Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

11.9                        Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

11.10                 Governing Law. This Agreement, the performance of the transactions contemplated hereby and obligations of the Parties hereunder will be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to any choice of Law principles.

11.11                 Amendments and Waivers.  No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same is in writing and signed by the Company and Shareholders holding Shares equal or greater than 2/3 of the outstanding Common Stock (on an as-converted basis); provided, that the execution of this Agreement by an additional or transferee Shareholder shall not require the consent or approval or any Shareholder, and any such amendment of this Agreement may be accomplished at the Company’s sole option.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach or violation of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

11.12                 Specific Performance.  Each Party acknowledges and agrees that the other Party would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise Breached.  Accordingly, each Party agrees that the other Party will be entitled to an injunction or injunctions to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at Law or in equity.

11.13                 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a Governmental Authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the Governmental Authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

11.14                 Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.  Any reference to any federal, state, provincial, municipal, local, or foreign Law will be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” means “including without limitation.”  The Parties intend that each representation, warranty, and covenant contained herein will have independent significance.  If any Party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not Breached will not detract from or mitigate the fact that the Party is in Breach of the first representation, warranty, or covenant.

11.15                 Board Observer.  The Parties agree that the Series D Lead VC will have the right to designate one person to attend, and act as an observer at, meetings of the Company’s Board of Directors.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been executed, effective as of the date first written above.

APPLIED OPTOELECTRONICS, INC.
Address:
13111 Jess Pirtle	By:
Sugar Land, Texas 77478	Name:	Chih-Hsiang (Thompson) Lin
	Title:	President and Chief Executive Officer

SHAREHOLDERS’ AGREEMENT — COMPANY SIGNATURE PAGE

IN WITNESS WHEREOF, this Agreement has been executed, effective as to the undersigned as of                         , 200    .

PRINTED NAME OF SHAREHOLDER
Address:
[ ]	By:
SIGNATURE
[ ]	Name:
PRINTED NAME OF PERSON SIGNING
[ ]	Title:

SHAREHOLDERS’ AGREEMENT —ENTITY SIGNER SIGNATURE PAGE

IN WITNESS WHEREOF, this Agreement has been executed, effective as to the undersigned as of                             , 200    .

SIGNED NAME OF SHAREHOLDER

PRINTED NAME OF SHAREHOLDER

SPOUSE OF
PRINTED NAME OF SHAREHOLDER

I,                                                 , the spouse of                                                   , do hereby acknowledge and represent that I hereby consent to all the terms and provisions of this Agreement and agree to be bound thereby.

By:
SIGNED NAME OF SPOUSE OF SHAREHOLDER

PRINTED NAME OF SPOUSE OF SHAREHOLDER

SHAREHOLDERS’ AGREEMENT —INDIVIDUAL SIGNER SIGNATURE PAGE